Exhibit 10.2

EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of March 29, 2017, by and among (i) FRONTIER COMMUNICATIONS CORPORATION (the “Borrower”), (ii) COBANK, ACB, as Administrative Agent (the “Administrative Agent”), and (iii) the Lenders and Voting Participants under the Credit Agreement defined below that have executed this Amendment. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement defined below.

RECITALS

WHEREAS, the Borrower, the Administrative Agent and the Lenders have entered into that certain Credit Agreement, dated as of October 12, 2016 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”); and

WHEREAS, the Lenders and the Voting Participants party to this Amendment, being Lenders and Voting Participants constituting Requisite Lenders, have agreed to amend the Credit Agreement in the manner set forth below in Section 1.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth in this Amendment, each of the Borrower, the Administrative Agent, the Lenders and Voting Participants party hereto, being Lenders and Voting Participants constituting Requisite Lenders, hereby agree as follows:

SECTION 1. Amendment. Upon the effectiveness of this Amendment as provided below, the Credit Agreement is amended as follows:

(A) Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms in proper alphabetical order:

“2017 JPMC Credit Facility” means that certain First Amended and Restated Credit Agreement, dated as of February 27, 2017, among the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, together with any credit facility of the Borrower that replaces, renews, refinances or refunds the foregoing.

“Amendment Closing Date” means March 29, 2017.

“Cash Equivalents” means any of the following:

(1) securities or obligations issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(2) securities or obligations issued by any state of the United States of America, or any political subdivision of any such state, or any public instrumentality thereof, having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(3) commercial paper issued by any Lender or any “Lender” under the Existing Credit Agreements or any bank holding company owning any such Lender;

(4) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(5) domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any “Lender” under the Existing Credit Agreements or any other bank having combined capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million in the case of foreign banks;

(6) auction rate securities rated at least Aa3 by Moody’s and AA- by S&P (or, if at any time either S&P or Moody’s shall not be rating such obligations, an equivalent rating from another nationally recognized rating service);

(7) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (1), (2) and (5) above entered into with any bank meeting the qualifications specified in clause (5) above or securities dealers of recognized national standing;

(8) repurchase obligations with respect to any security that is a direct obligation or fully guaranteed as to both credit and timeliness by the Government of the United States or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the Government of the United States;

(9) marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in the United States);

(10) shares of investment companies that are registered under the Investment Company Act of 1940 and 95% the investments of which are one or more of the types of securities described in clauses (1) through (9) above; and

(11) in the case of investments by the Borrower or any Subsidiary organized or located in a jurisdiction other than the United States (or any political subdivision or territory thereof), or in the case of investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Subsidiary is organized or located or in which such investment is made, all as reasonably determined in good faith by the Borrower.

“CFC” means a “controlled foreign corporation” within the meaning of section 957(a) of the Code (or any successor provision thereto).

“Collateral and Guarantee Requirement” means the requirement that:

(1) the Administrative Agent shall have received a duly executed and delivered counterpart of the Pledge Agreement from the Pledgors and acknowledgment thereof by the Borrower and the Pledged Subsidiaries;

(2) the Administrative Agent shall have received a duly executed and delivered counterpart of the Guarantee Agreement from each of the Guarantors;

(3) the Collateral Agent shall have received the certificates or instruments evidencing the issued and outstanding equity interests of the Pledged Subsidiaries and, to the extent required by the applicable Collateral Document, all certificates, agreements, acknowledgments or instruments representing, evidencing or acknowledging the Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(4) the Administrative Agent shall have received UCC financing statements in appropriate form for filing under the UCC and such other documents reasonably requested by the Administrative Agent as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the Liens created or purported to be created by the Collateral Documents; and

(5) the Collateral Agent shall have a valid and perfected first priority (subject to Liens permitted hereunder) security interest, for the benefit of the Secured Parties, in (i) on the Amendment Closing Date and at all times thereafter, all issued and outstanding equity interests of the Pledged Subsidiaries and the other Pledged Collateral and (ii) after the Amendment Closing Date, all other assets that are required from time to time to be subject to a Lien securing the Obligations pursuant to the terms of this Agreement, in any such case, except to the extent such security interest has been released in accordance with the terms of this Agreement or the applicable Collateral Document(s).

“Excluded Subsidiary” means any of the following:

(1) each Immaterial Subsidiary;

(2) each Subsidiary that is not a wholly-owned Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary);

(3) each domestic Subsidiary to the extent that (i) in the case of a Guarantee, (x) such Subsidiary is prohibited from Guaranteeing the Secured Obligations by any applicable law or (y) any such Guarantee would require consent, approval, license or authorization of a Governmental Authority (unless such consent, approval, license or authorization has been received) or (ii) in the case of providing Pledged Collateral, (x) such Subsidiary is prohibited from granting Liens on its assets to secure the Secured Obligations by any applicable law or (y) any such grant of security would require consent, approval, license or authorization of a Governmental Authority (unless such consent, approval, license or authorization has been received);

(4) each domestic Subsidiary to the extent that (i) in the case of a Guarantee, such Subsidiary is prohibited by any applicable contractual requirement (not created in contemplation of the consummation of this restriction) from Guaranteeing the Secured Obligations on the Amendment Closing Date or at the time such Subsidiary becomes a Subsidiary or (ii) in the case of providing Pledged Collateral, such Subsidiary is prohibited by any applicable contractual requirement (not created in contemplation of the consummation of this restriction) from granting Liens on its assets to secure the Secured Obligations on the Amendment Closing Date or at the time such Subsidiary becomes a Subsidiary;

(5) any Foreign Subsidiary;

(6) any domestic Subsidiary (i) that is a FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary that is a CFC;

(7) in the case of a Guarantee, any domestic Subsidiary with no material operations and no material assets other than the equity interests of Subsidiaries;

(8) any special purpose securitization vehicle or similar entity,

(9) any not-for-profit Subsidiary;

(10) any captive insurance Subsidiary; and

(11) any other domestic Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequences (including, without limitation, Tax consequences) of providing a Guarantee of or granting Liens to secure the Secured Obligations are likely to be excessive in relation to the value to be afforded thereby.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“FSHCO” means any domestic Subsidiary that owns no material assets (directly or through subsidiaries) other than the equity interests of one or more Foreign Subsidiaries that are CFCs.

“Guarantors” means each Subsidiary that is or becomes a Loan Party pursuant to Section 6.5(b), 6.7 or 7.7, whether existing on the Amendment Closing Date or established, created or acquired after the Amendment Closing Date, unless and until such time as such Guarantor is released from its obligations under the Guarantee Agreement in accordance with the terms and provisions hereof or thereof. After giving effect to the post-closing actions described in Section 6.7, the Guarantors shall be those entities listed on Schedule A.

“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 8.2(a) or (b), have assets with a value in excess of 5.0% of the Consolidated Tangible Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of Consolidated Tangible Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date.

“Incremental Equivalent Indebtedness” has the meaning given to such term in the 2017 JPMC Credit Facility (as in effect on the Amendment Closing Date).

“Incremental Indebtedness” means any Indebtedness incurred pursuant to Section 2.21 of the 2017 JPMC Credit Facility (as in effect on the Amendment Closing Date), including Incremental Term Loans (as defined in the 2017 JPMC Credit Facility (as in effect on the Amendment Closing Date)) or Indebtedness incurred pursuant to any Incremental Revolving Commitment.

“Incremental Revolving Commitment” has the meaning given to such term in the 2017 JPMC Credit Facility (as in effect on the Amendment Closing Date).

“Indenture Secured Leverage Ratio” has the meaning given to such term in the Base Indenture, dated as of September 25, 2015, between the Borrower and The Bank of New York Mellon, as trustee (as in effect on the Amendment Closing Date).

“JPMC Revolving Commitment” means the Revolving Commitment (as such term is defined in the 2017 JPMC Credit Facility) under the 2017 JPMC Credit Facility as of the Amendment Closing Date.

“JPMC Term Commitment” means the Term Commitments (as such term is defined in the 2017 JPMC Credit Facility) under the 2017 JPMC Credit Facility as of the Amendment Closing Date.

“Loan Parties” means the Borrower and the Guarantors.

“Net Proceeds” has the meaning given to such term in the 2017 JPMC Credit Facility (as in effect on the Amendment Closing Date).

“Pledged Collateral” means all the “Pledged Collateral” as defined in the Pledge Agreement that is subject to any Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Pledge Agreement.

“Pledged Subsidiary” means any Subsidiary whose issued and outstanding equity interests are pledged pursuant to the Pledge Agreement. After giving effect to the post-closing actions described in Section 6.7, the Pledged Subsidiaries shall be those entities listed on Schedule B.

“Pledgor” means the Borrower and each Subsidiary of the Borrower that has pledged Pledged Collateral pursuant to the Pledge Agreement. After giving effect to the post-closing actions described in Section 6.7, the Pledgors shall be those entities listed on Schedule C.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Secured Indebtedness (calculated (x) as if any concurrent Incremental Revolving Commitments were fully drawn on such date of calculation and (y) excluding (for purposes of cash netting) any cash constituting proceeds of any concurrent Incremental Indebtedness or Incremental Equivalent Indebtedness) as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered or are required to have been delivered pursuant to Section 8.2(a) or (b) to (b) EBITDA for the four consecutive fiscal quarters most recently then ended for which financial statements have been delivered or are required to have been delivered pursuant to Section 8.2(a) or (b); provided that at the option of the Borrower in connection with Incremental Indebtedness or Incremental Equivalent Indebtedness the proceeds of which are used to finance permitted acquisitions or other permitted invesments (including the repayment of any Indebtedness of the acquired Person or secured by any acquired asset), compliance with the foregoing Secured Leverage Ratio test may be determined, at the election of the Borrower, either (x) on the date on which a binding contract for such acquisition or investment is entered into, on a Pro Forma Basis, or (y) on the date on which such Incremental Indebtedness or Incremental Equivalent Indebtedness is incurred, on a Pro Forma Basis.

“Secured Indebtedness” means, as of any date, (a) the aggregate principal amount of Indebtedness of the Borrower and its consolidated Subsidiaries outstanding as of such date, in the amount and only to the extent that such Indebtedness would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP and only to the extent secured by Liens on all or any portion of the assets of the Borrower or any of its Subsidiaries on such date minus (b) (ii) the excess over $50,000,000, if any, of the sum of (x) unrestricted cash and Cash Equivalents of the Borrower and its consolidated Subsidiaries plus (y) restricted cash and Cash Equivalents of the Borrower and its consolidated Subsidiaries to the extent the use of such restricted cash or Cash Equivalents is restricted to the payment of either (A) an acquisition purchase price or related costs that have been financed with the proceeds of Indebtedness or (B) Indebtedness, all as of the date of calculation.

(B) The following defined terms in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“Change in Law” means the occurrence, after the Amendment Closing Date, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Disclosed Matters” means any event, circumstance, condition or other matter disclosed in the reports and other documents furnished to or filed with the Securities and Exchange Commission by the Borrower and that are publicly available on or prior to the Amendment Closing Date.

“EBITDA” means with respect to the Borrower and its Subsidiaries for any period, the sum of (A) operating income for such period, plus (B) to the extent resulting in reductions in such operating income for such period, (1) depreciation and amortization expense for such period and (2) the amount of non-cash charges for such period, plus (C) charges for severance, restructuring and acquisition (including acquisition integration) costs, plus (D) cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to any Material Transaction that are (1) permitted under Regulation S-X of the Securities and Exchange Commission or (2) projected by a Financial Officer in good faith to be reasonably anticipated to be realizable within eighteen (18) months of the date of such Material Transaction (which will be added to EBITDA as so projected until fully realized, and calculated on a Pro Forma Basis, as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that, with respect to this clause (D)(2), such cost savings, operating expense reductions, other operating improvements and initiatives or synergies are reasonably identifiable and factually supportable (in the good faith determination of a Financial Officer of the Borrower); provided, further, that the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to any Material Transaction added back pursuant to this clause (D)(2) or the definition of “Pro Forma Basis” (that are not permitted under Regulation S-X of the Securities and Exchange Commission) in any period of four consecutive fiscal quarters shall not exceed 20% of EBITDA calculated prior to giving effect to such add-backs added back pursuant to this clause (D)(2) for such period, minus (E) to the extent resulting in increases in such operating income for such period, the non-cash gains for such period, all determined on a consolidated basis in accordance with GAAP. For any period of calculation, “EBITDA” shall be calculated on a Pro Forma Basis.

“Existing Credit Agreements” means the 2017 JPMC Credit Facility or the 2014 CoBank Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Amendment Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Guaranty Agreement” means (i) the Guarantee Agreement, substantially in the form of Exhibit H or any other form reasonably acceptable to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time, between each applicable Guarantor and the Administrative Agent and (ii) each Guarantee executed and delivered pursuant to Section 6.5(b) or 7.7.

“Pledge Agreement” means that certain Pledge Agreement, dated as of April 1, 2016, between Frontier Communications ILEC and the Collateral Agent, and acknowledged by the Borrower and Frontier North, as may be amended, restated, amended and restated, supplemented, re-affirmed or otherwise modified from time to time, including any amendment and restatement substantially in the form of Exhibit I or any other form reasonably acceptable to the Administrative Agent pursuant to the requirements of Section 6.7.

“Principal Subsidiaries” means any Subsidiary of the Borrower whose Consolidated Tangible Assets comprise in excess of 10% of the Consolidated Tangible Assets of the Borrower and its consolidated Subsidiaries as of the Amendment Closing Date or thereafter, as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered or are required to have been delivered pursuant to Section 8.2(a) or (b).

“Total Leverage Ratio” means, with respect to any fiscal quarter, as of the date ending such fiscal quarter, (a) the result of (i) Total Indebtedness minus (ii) the excess over $50,000,000, if any, of the sum of (x) unrestricted cash and Cash Equivalents plus (y) restricted cash and Cash Equivalents to the extent the use of such restricted cash or Cash Equivalents is restricted to the payment of either (A) an acquisition purchase price or related costs that have been financed with the proceeds of Indebtedness or (B) Indebtedness, all as of the date of calculation divided by (b) EBITDA measured for the then most recently completed consecutive four fiscal quarters.

(C) Clause (i) and the pricing grid chart at the beginning of the definition of “Pricing Grid” in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety as follows:

Level	Total Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Rate Loans
Level I	≥ 5.00:1.00	3.875%	4.875%
Level II	≥ 4.50:1.00 but < 5.00:1.00	3.375%	4.375%
Level III	≥ 4.00:1.00 but < 4.50:1.00	2.875%	3.875%
Level IV	≥ 3.50:1.00 but < 4.00:1.00	2.375%	3.375%
Level V	≥ 3.00:1.00 but < 3.50:1.00	1.875%	2.875%
Level VI	≥ 2.50:1.00 but < 3.00:1.00	1.375%	2.375%
Level VII	< 2.50:1.00	0.875%	1.875%

For purposes of determining the Applicable Margin:

(i) The initial Applicable Margin shall be set at Level III until the earlier of (x) delivery of the first Compliance Certificate after the Amendment Closing Date or (y) the date on which the first Compliance Certificate is due after the Amendment Closing Date pursuant to Section 8.2(c). The Applicable Margin shall be adjusted according to the above pricing grid as of the end of each full fiscal quarter after the Amendment Closing Date. Any increase or decrease in the Applicable Margin adjusted as of a quarter end shall be effective no later than five (5) Business Days following the date on which the Compliance Certificate evidencing such computation is delivered under Section 8.2(c). If a Compliance Certificate is not delivered when due in accordance with such Section 8.2(c), then the rates at Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. Notwithstanding anything contained in this definition to the contrary, to the extent that the Applicable Margin shall change as a result of operation of this Section (i), such change shall not apply to any existing LIBOR Rate Loan until such time as the current Interest Period with respect to such LIBOR Rate Loan expires.

(D) Each of the terms “Collateral Requirement” and “2015 JPMC Credit Facility” are hereby deleted from Section 1.1 of the Credit Agreement.

(E) Section 1.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

1.3 Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters (including financial ratios and other financial covenants) and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), applied on a consistent basis and, except as expressly provided herein, in a manner consistent with that used in preparing audited financial statements in accordance with Section 8.2(b) and all accounting or financial terms have the meanings ascribed to such terms by GAAP. Notwithstanding anything to the contrary herein, in the event of any change after the Amendment Closing Date in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Article VIII, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time, provided that until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(F) Section 5.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

5.1 Organization, Powers, Governmental Approvals.

(a) Each Loan Party and each Pledgor (1) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (2) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (3) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect. Each Loan Party’s and each Pledgor’s execution, delivery and performance of the Loan Documents are within its corporate powers, have been duly authorized by all necessary action and do not violate or create a default under (i) Law, (ii) its constituent documents, or (iii) any contractual provision binding upon it, except to the extent (in the case of violations or defaults described under clauses (i) or (iii)) such violation or default would not reasonably be expected to result in a Material Adverse Effect and would not have an adverse effect on the validity, binding effect or enforceability of this Agreement or any other Loan Documents and would not materially adversely affect any of the rights of the Administrative Agent or any Lender under or in connection with this Agreement or any other Loan Documents. Each of the Loan Documents to which such Loan Party or Pledgor is a party constitutes the legal, valid and binding obligation of such Loan Party or Pledgor enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally and general principles of equity, including an implied covenant of good faith and fair dealing).

(b) Except for (1) any Governmental Approvals required in connection with the funding of the Term Loans (such approvals being “Borrowing Approvals”) and (2) any Governmental Approvals the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect or affect the validity or enforceability of this Agreement or any other Loan Document, all Governmental Approvals required in connection with the execution and delivery by each Loan Party and each Pledgor of this Agreement and the other Loan Documents to which it is a party and the performance by such Loan Party or Pledgor of its obligations hereunder and thereunder have been, and, prior to the time of any Borrowing, all Borrowing Approvals will be, duly obtained, are (or, in the case of Borrowing Approvals, will be) in full force and effect without having been amended or modified in any manner that may impair the ability of the Borrower to perform its obligations under this Agreement, and are not (or, in the case of Borrowing Approvals, will not be) the subject of any pending appeal, stay or other challenge.

(G) Section 5.3 of the Credit Agreement is hereby amended by replacing the reference therein to “December 31, 2015” with a reference to “December 31, 2016.”

(H) Clause (a) of Section 5.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) Each of the Borrower and the Principal Subsidiaries has good and marketable title to, or valid leasehold interests in, or other rights to use or occupy, all its properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, and except as would not reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens securing Indebtedness, other than Liens expressly permitted by Section 7.1.

(I) Clause (a) of Section 5.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) There is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency, or official which (1) challenges the validity of this Agreement or any other Loan Document, (2) may reasonably be expected to have a material adverse effect on the ability of the Loan Parties to perform any of their respective obligations under this Agreement or any other Loan Document or on the rights of or benefits available to the Lenders under this Agreement or any other Loan Document or (3) except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, may reasonably be expected to have a Material Adverse Effect.

(J) Clause (b) of Section 6.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b) continue to own (directly or indirectly) all of the outstanding shares of common stock of each Principal Subsidiary, except in connection with an Asset Exchange or pursuant to any sale of shares of common stock of such Principal Subsidiary not prohibited hereunder;

(K) Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

6.5 Collateral Documents; Additional Guarantors.

(a) Execute, and cause the Loan Parties and Pledgors to execute, any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, and other documents), that the Administrative Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied (with respect to any assets that are required to constitute Collateral at the time of such request pursuant to this Agreement), all at the expense of the Borrower and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents; provided that the foregoing shall not require the delivery of any document, financing statement, legal opinion or instrument, or the taking of any action, described on Schedule 6.7 until the date required pursuant to Section 6.7. For the avoidance of doubt, the Liens created by the Pledge Agreement securing the Obligations hereunder and under the other Loan Documents shall not be subject to automatic termination or release pursuant to Section 4.13 of the Pledge Agreement.

(b) If any additional direct or indirect Subsidiary of the Borrower is formed or acquired following the Amendment Closing Date and such Subsidiary is (1) a wholly owned domestic Subsidiary (other than an Excluded Subsidiary) or (2) any other domestic Subsidiary that may be designated by the Borrower in its sole discretion, within twenty (20) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) (or such longer period as the Administrative Agent may agree in its sole discretion), notify the Administrative Agent thereof and, within sixty (60) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) or such longer period as the Administrative Agent may agree in its sole discretion, cause such Subsidiary to become a Guarantor and Pledgor and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary; provided that the foregoing shall not require the delivery of any document, financing statement, legal opinion or instrument, or the taking of any action, described on Schedule 6.7 until the date required pursuant to Section 6.7. Notwithstanding anything to the contrary herein or in any other Loan Document, (i) in no circumstance shall any Excluded Subsidiary become a Guarantor or a Pledgor unless designated as a Guarantor or Pledgor, as applicable, by the Borrower in its sole discretion and (ii) to the extent the holders of any Subsidiary’s equity interests are prohibited from granting Liens on such equity interests to secure the Secured Obligations by any applicable Law, or the grant of any such Lien would require consent, approval, license or authorization of a Governmental Authority (unless such consent, approval, license or authorization has been received), in no circumstance shall such equity interests required to be pledged to secure the Secured Obligations.

(L) Article VI of the Credit Agreement is hereby amended by adding the following new Sections to the end thereof in the proper order:

6.6 Further Assurances. Promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, the Borrower shall, and shall cause the Loan Parties to, (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s issued and outstanding equity interests to the Liens granted by the Pledge Agreement to the extent required thereunder and (iii) perfect and maintain the validity, effectiveness and priority of the Pledge Agreement and any of the Liens created thereunder.

6.7 Post-Closing Actions. The Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as set forth on Schedule 6.7 as soon as commercially reasonable and by no later than the date set forth on Schedule 6.7, as such time periods may be extended by the Administrative Agent, in its sole discretion; provided that any extension to after the date that is 240 days after the Amendment Closing Date shall require the consent of the Required Lenders.

(M) Section 7.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

7.1 Liens; Restrictions on Sales of Receivables. Create, incur, assume, or suffer to exist, or permit any of the Subsidiaries to create, incur, assume, or suffer to exist, any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness of the Borrower or any such Subsidiary, or sell or assign any accounts receivable in connection with a financing or factoring transaction (other than in the ordinary course of business), other than: (a) Liens listed on Schedule 7.1 and Liens securing any Indebtedness incurred to refinance, refund, renew or extend any Indebtedness secured by Liens listed on Schedule 7.1 to the extent not increasing the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expense in connection with such refinancing, refunding, renewal or extension so long as the Liens securing such Indebtedness shall be limited to all or part of the same property that secured the Indebtedness refinanced, refunded, renewed or extended (and improvements on and proceeds from such property); (b) pledges or deposits to secure the utility obligations of the Borrower incurred in the ordinary course of business; (c) Liens upon or in property now owned or hereafter acquired to secure Indebtedness incurred (1) solely for the purpose of financing the acquisition, construction, lease or improvement of such property, provided that such Indebtedness shall not exceed the fair market value of the property being acquired, constructed, leased or improved or (2) to refinance, refund, renew or extend any Indebtedness described in subclause (1) to the extent not increasing the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expense in connection with such refinancing, refunding, renewal or extension so long as the Liens securing such Indebtedness shall be limited to all or part of the same property that secured the Indebtedness refinanced, refunded, renewed or extended (and improvements on and proceeds from such property); (d) Liens on the assets of any Person merged or consolidated with or into (in accordance with Section 7.4) or acquired by the

Borrower or any Subsidiary that were in effect at the time of such merger, consolidation or acquisition and Liens securing any Indebtedness incurred to refinance, refund, renew or extend any Indebtedness secured by Liens described in this clause (d) to the extent not increasing the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expense in connection with such refinancing, refunding, renewal or extension so long as the Liens securing such Indebtedness shall be limited to all or part of the same property that secured the Indebtedness refinanced, refunded, renewed or extended (and improvements on and proceeds from such property); (e) Liens for taxes, assessments and governmental charges or levies, which are not yet due or which are being contested in good faith by appropriate proceedings; (f) Liens securing Indebtedness of the Borrower or any Subsidiary to the Rural Electrification Administration or the Rural Utilities Service (or any successor to any such agency) in an aggregate principal amount outstanding at any time not to exceed $50,000,000; (g) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s or other like Liens arising in the ordinary course of business relating to obligations not overdue for a period of more than 60 days or which are bonded or being contested in good faith by appropriate proceedings; (h) pledges or deposits in connection with workers’ compensation laws or similar legislation or to secure public or statutory obligations; (i) Liens or deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (j) easements, rights of way, restrictions and other encumbrances incurred which, in the aggregate, do not materially interfere with the ordinary conduct of business; (k) restrictions by Governmental Authorities on the operations, business or assets of the Borrower or its Subsidiaries that are customary in the Borrower’s and its Subsidiaries’ businesses; (l) sales of accounts receivable pursuant to, and Liens existing or deemed to exist in connection with, any Securitization Transactions, provided that the aggregate amount of all such Securitization Transactions shall not at any time exceed $300,000,000; (m) other Liens (other than on the assets and/or equity interests of the Pledged Subsidiaries and/or their respective Subsidiaries) securing Indebtedness in an aggregate principal amount, when aggregated, without duplication, with the principal amount of Indebtedness of Subsidiaries outstanding pursuant to clause (3) of Section 7.7, not to exceed $500,000,000 at any one time outstanding; (n) Liens securing Indebtedness incurred pursuant to the 2014 CoBank Credit Agreement or Indebtedness incurred pursuant to the JPMC Revolving Commitment (including Replacement Revolving Loans and Revolving Loans that are Extended Loans) and JPMC Term Commitment (including Refinancing Term Loans and Term Loans that are Extended Loans) under the 2017 JPMC Credit Facility (as in effect on the Amendment Closing Date), so long as such Liens equally and ratably secure the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent; (o) Liens created under the Loan Documents securing the Secured Obligations; (p) Liens securing any letter of credit facility or similar facility of the Borrower or any of its Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $75,000,000, so long as such Liens equally and ratably secure the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent; and (q) Liens on the Collateral that secure Incremental Equivalent Indebtedness or Incremental Indebtedness so long as (i) such Liens equally and ratably secure the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (ii) immediately before and immediately after giving effect to the establishment of any such Incremental Equivalent Indebtedness or Incremental Indebtedness, on a Pro Forma Basis, the Secured Leverage Ratio does not exceed 1.25 to 1.00; provided, however, that the Borrower or any Subsidiary may create, incur, assume or suffer to exist other Liens (in addition to Liens excepted by the foregoing clauses (a) through (q)) on its assets (other than the assets and/or equity interests of Pledged Subsidiaries) so long as (1) such Liens equally and ratably secure the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (2) at the time of any incurrence of Indebtedness secured by Liens in reliance on this proviso, the sum of (without duplication) (i) the aggregate principal amount of all such Indebtedness secured by Liens in reliance on this proviso, plus (ii) the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries secured by Liens in reliance on clause (n), (o) or (q) above, plus (iii) the aggregate principal amount of Indebtedness of Subsidiaries outstanding pursuant to Section 7.7 (other than clauses (1) through (4) of Section 7.7), shall not exceed the Maximum Priority Amount at such time.

(N) Section 7.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

7.2 Ownership of the Principal Subsidiaries. Sell, assign, pledge, or otherwise transfer or dispose of any shares of common stock, voting stock, or stock convertible into voting or common stock of any Principal Subsidiary, except (a) to another Subsidiary, (b) in connection with an Asset Exchange, (c) pursuant to clauses (m), (n) and (q) of Section 7.1, (d) pursuant to any Collateral Document, or (e) to the extent that at least 75% of the proceeds thereof consist of cash and Cash Equivalents, in connection with any other sale, transfer or disposition for fair market value so long as the Net Proceeds of such sale, transfer or other disposition is used to prepay the principal of the Term Loans (in accordance with Section 2.9); provided that, in the case of this clause (e), if loans under the 2017 JPMC Credit Facility or any other senior secured Indebtedness of the Borrower are required to be prepaid with Net Proceeds of such sale, transfer or other disposition, principal of the Term Loans is prepaid (in accordance with Section 2.9) pro rata on a principal basis with the loans under the 2017 JPMC Credit Facility and any other senior secured Indebtedness of the Borrower required to be prepaid as a result thereof (such pro ration to be applied whether or not the holders of the 2017 JPMC Credit Facility or any other such secured Indebtedness of the Borrower waive such requirement to prepay); provided, further, however, that the Borrower may pledge any shares of common stock, voting stock, or stock convertible into voting or common stock of any Principal Subsidiary so long as such pledge equally and ratably secures the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

(O) Section 7.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

7.3 Asset Sales. Except in connection with an Asset Exchange, sell or permit any Principal Subsidiary to sell, assign, or otherwise dispose of telecommunications assets (whether in one transaction or a series of transactions), if the net, after-tax proceeds thereof are used by the Borrower or any Subsidiary to prepay (other than a mandatory prepayment in accordance with the terms of the applicable governing documents, including pursuant to any put provision) Indebtedness incurred after the Amendment Closing Date which Indebtedness has a maturity later than the Maturity Date (other than bridge or other financings incurred in connection with an asset purchase or sale, including acquisition indebtedness or indebtedness of an acquired entity or indebtedness incurred to refinance indebtedness outstanding as of the Amendment Closing Date).

(P) Clause (a) of Section 7.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) Enter into or permit any Principal Subsidiary to enter into any contract or agreement (other than with a governmental regulatory authority having jurisdiction over the Borrower or such Principal Subsidiary) restricting the ability of such Principal Subsidiary to pay dividends or make distributions to the Borrower in any manner that would impair the ability of the Borrower to meet its present and future obligations hereunder, other than customary restrictions relating to dividends set forth in any Collateral Documents or in the documents evidencing any Indebtedness permitted hereunder that are substantially similar or not more restrictive (taken as a whole) on the Borrower and its Subsidiaries in all material respects to such restrictions set forth in any Collateral Document or that are otherwise reasonably satisfactory to the Administrative Agent.

(Q) Section 7.7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

7.7 Subsidiary Indebtedness. Permit any Subsidiary to enter into, directly or indirectly, issue, incur, assume or Guarantee any Indebtedness unless (A) the Obligations are guaranteed by such Subsidiary on a pari passu basis pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and (B) at the time of any incurrence of such Indebtedness, the sum of (without duplication) (x) the aggregate outstanding principal amount of such Indebtedness of Subsidiaries (including the principal amount of any Guarantee of the Obligations but excluding Indebtedness permitted by clauses (1) through (4) below), plus (y) the aggregate outstanding principal amount of

Indebtedness of the Borrower and its Subsidiaries secured by Liens in reliance on clause (n), (o) or (q) of Section 7.1 or the final proviso to Section 7.1, shall not exceed the Maximum Priority Amount at such time, except (1) Indebtedness in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such Indebtedness was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower (and any refinancing, refunding, renewal or extension of such Indebtedness to the extent not increasing the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expenses in connection with such refinancing, refunding, renewal or extension), (2) any Indebtedness in effect as of the Amendment Closing Date that is listed on Schedule 7.7 (and any refinancing, refunding, renewal or extension of such Indebtedness to the extent not increasing the principal amount thereof except by the amount of accrued and unpaid interest and premium thereon and reasonable fees and expenses in connection with such refinancing, refunding, renewal or extension), (3) additional Indebtedness, when aggregated, without duplication, with the principal amount of Indebtedness secured by Liens in reliance on Section 7.1(m), not to exceed $500,000,000 in principal amount at any one time outstanding and (4) Indebtedness of a Subsidiary to the Borrower or another Subsidiary.

(R) Section 8.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

8.1 Total Leverage Ratio. The Borrower shall maintain at all times a Total Leverage Ratio, measured as of the last day of any fiscal quarter, less than or equal to the applicable ratio set forth opposite such fiscal quarter in the chart below:

Fiscal Quarter Ending	Total Leverage Ratio

March 31, 2017 through March 31, 2018	5.25:1.00
June 30, 2018 through March 31, 2019	5.00:1.00
June 30, 2019 through March 31, 2020	4.75:1.00
June 30, 2020 and each fiscal quarter ended thereafter	4.50:1.00

(S) Section 8.2 of the Credit Agreement is hereby amended to add the following new clause (j) at the end thereof:

(j) Prior to incurring any Incremental Indebtedness or Incremental Equivalent Indebtedness, the Borrower shall furnish to the Administrative Agent a certificate setting forth in reasonable detail calculations demonstrating that, after giving effect to the incurrence thereof, both the Secured Leverage Ratio and the Indenture Secured Leverage Ratio will not exceed 1.25 to 1.

(T) Section 9.1(l) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(l) Events Regarding Collateral Documents. After execution thereof, (1) any material provisions of any Collateral Document shall cease to be in full force and effect, or any Loan Party or any Pledgor shall so assert in writing, or (2) any Lien required hereby that is created by any Collateral Document shall cease to be enforceable and of the same effect and priority purported to be created thereby, or any Loan Party or any Pledgor shall so assert in writing, in each case, for any reason other than (x) pursuant to the terms hereof and thereof including as a result of a transaction not prohibited under this Agreement or (y) the failure of the Administrative Agent or the Collateral Agent to maintain possession of any certificates representing or evidencing the Collateral actually delivered to it.

(U) Article X of the Credit Agreement is hereby amended by adding the following new Section 10.14 to the end thereof in the proper order:

10.14 Collateral and Guaranty Matters; Enforcement.

(a) The Lenders hereby agree that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations not yet accrued and payable), (ii) if such Lien is no longer required to be granted to secure the Obligations pursuant to the terms of this Agreement, (iii) subject to Section 11.1, if the release of such Lien is approved, authorized or ratified in writing by the Requisite Lenders or (iv) upon the sale or disposition of any such property to a Person that is not a Loan Party, Pledged Subsidiary or a Pledgor pursuant to any transaction permitted hereunder. The Lenders irrevocably agree that each of the Administrative Agent and the Collateral Agent is irrevocably authorized to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document in connection with the exercise of remedies hereunder or under any other Loan Document so long as any proceeds thereof are shared in accordance with Section 2.10, subject to the Intercreditor Agreements.

(b) In addition, the Lenders hereby irrevocably agree that any Guarantor shall be released from its respective Guarantee (i) automatically upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary or (ii) if the release of such Guarantor is approved, authorized or ratified by the Requisite Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 11.1).

(c) Upon request by the Administrative Agent or the Collateral Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or, unless this Agreement requires that the Lien securing the Obligations be senior or pari passu, subordinate its interest in particular types or items of property pursuant to this Section 10.14. In each case as specified in this Section 10.14, the Administrative Agent and/or the Collateral Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the Borrower or applicable Subsidiary such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents; provided, that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower providing certifications with respect to such release or subordination as the Administrative Agent or Collateral Agent may reasonably request.

(V) A new Schedule A is hereby affixed to the Credit Agreement in the form of Exhibit A hereto.

(W) A new Schedule B is hereby affixed to the Credit Agreement in the form of Exhibit B hereto.

(X) A new Schedule C is hereby affixed to the Credit Agreement in the form of Exhibit C hereto.

(Y) A new Schedule 6.7 is hereby affixed to the Credit Agreement in the form of Exhibit D hereto.

(Z) Schedule 7.1 to the Credit Agreement is hereby amended and restated in its entirety and replaced with the form of Schedule 7.1 attached as Exhibit E hereto.

(AA) Schedule 7.7 to the Credit Agreement is hereby amended and restated in its entirety and replaced with the form of Schedule 7.7 attached as Exhibit F hereto.

(BB) A new Exhibit H is hereby affixed to the Credit Agreement in the form of Exhibit G hereto.

(CC) A new Exhibit I is hereby affixed to the Credit Agreement in the form of Exhibit H hereto.

SECTION 2. Condition to Effectiveness. This Amendment shall be effective upon receipt by the Administrative Agent of a duly executed copy of this Amendment signed by the Borrower, the Administrative Agent and each of the Requisite Lenders.

SECTION 3. No Novation. This Amendment shall not constitute a novation of the Obligations, the Credit Agreement or any other Loan Document.

SECTION 4. Effect of Amendment. All references to the Credit Agreement in the Credit Agreement or in any other Loan Document shall be deemed a reference to the Credit Agreement as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of, the Credit Agreement or the other Loan Documents, and the Credit Agreement and the other Loan Documents shall remain in full force and effect. Except as expressly provided in this Amendment, this Amendment shall be governed by the terms and provisions of the Credit Agreement. This Amendment shall be considered a “Loan Document” under the Credit Agreement.

SECTION 5. Representations and Warranties. The Borrower hereby represents and warrants to the Lenders as follows:

(A) The Borrower’s execution, delivery and performance of this Amendment are within its corporate powers, have been duly authorized by all necessary action and do not violate or create a default under (i) law, (ii) its constituent documents, or (iii) any contractual provision binding upon it, except to the extent (in the case of violations or defaults described under clauses (i) or (iii)) such violation or default would not reasonably be expected to result in a Material Adverse Effect and would not have an adverse effect on the validity, binding effect or enforceability of this Amendment or any other Loan Documents and would not materially adversely affect any of the rights of the Administrative Agent or any Lender under or in connection with this Amendment or any other Loan Documents. This Amendment constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally and general principles of equity, including an implied covenant of good faith and fair dealing).

(B) No Governmental Approvals are required in connection with the execution and delivery by the Borrower of this Amendment and the performance by the Borrower of its obligations hereunder.

(C) Before and after giving effect to this Amendment: (i) the representations and warranties of the Borrower set forth in Section V of the Credit Agreement are true and correct in all material respects (except in the case of any such representations and warranty that expressly relates to an earlier given date or period, in which case such representation and warranty shall be true and correct in all material respects as of the respective earlier date or respective period, as the case may be) and (ii) no Default or Event of Default shall have occurred and be continuing or would result from the execution and delivery of this Amendment.

SECTION 6. Expenses. The Borrower hereby agrees to pay the Administrative Agent on demand, all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, including, without limitation, the reasonable and documented fees and expenses of counsel retained by the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Amendment.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.

SECTION 8. Governing Law. This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles that require or permit application of the laws of any other state or jurisdiction.

[Signatures commence on the following page.]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

FRONTIER COMMUNICATIONS CORPORATION, as the Borrower

By:	/s/ R. Perley McBride
Name:	R. Perley McBride
Title:	Executive Vice President and Chief Financial Officer

[Signatures continued on following page]

[Signature Page to First Amendment to Credit Agreement]

[Signatures Continued from Previous Page]

COBANK, ACB, as Administrative Agent and as a Lender

By:	/s/ Gary Franke
Gary Franke
Vice President

[Signatures Continued on Following Page]

[Signature Page to First Amendment to Credit Agreement]